Exhibit 10.7

Contract of acquisition of bond with warrant

This Agreement is entered into between the following parties on May 18, 2021.

SELLER: HANRYUBANK CO., LTD.

PURCHASER: LA PRIMERA CAPITAL INVESTMENTS, LLC

(Purpose]

(1) This contract is the 10th New Shareholder Bond (hereinafter referred to as “this bond”) 100 million won issued by the issuing company HanryuBank Co., Ltd. The purpose is to determine the rights and obligations arising between the issuer and the acquirer in the acquisition of 80 volumes by LA PRIMERA CAPITAL INVESTMENTS, LLC (hereinafter referred to as “Purchaser”).

(2) The purpose of issuing “this bond” is to raise the operating funds of HanryuBank Co., Ltd.

[Issuance condition]

(1)	The conditions for issuance of “this bond” issued by “Seller” are as follows.

1)	The company name of the issuer: Hanryubank Co., Ltd.

2)	The name of the bond: The 10th Separated Type Bonds with Acquisition Rights

3)	Type of bond: Detachable bond with warrant

4)	Bond interest: 1%

5)	Total amount of debentures: KRW 8,000,000,000

5.1)	Payment schedule is as below:

●	Phase 1: KRW 2,161,252,500 (7th April 2021)

●	Phase 2: KRW 1,648,287,360 (24th May 2021)

●	Phase 3: Remaining balance (three months from 1st April 2021)

6)	Total issue price of bonds: 100% of the total amount of each bond

7)	The amount and type of issue of bond: 80 pieces of KRW 100,000,000

8)	Issuance price of bond: Amount equivalent to 100% of the amount of each bond issued

9)	Issue date and maturity date of bond: Issue date April 1, 2021, Expiry date March 31, 2022

10)	Prohibition of division and merger of individual bonds: These bonds do not exercise their rights from 3 months after the issue date.

11)	Payment agent and payment office: HanryuBank Co., Ltd.

12)	Issuance form: “This bond” is issued by a private equity firm without registration, and upon request of A, the real property is issued.

13)	Payment due date for “this bond”: three months from the date of report

14)	Payment place for “this bond”: HanryuBank Co., Ltd.

15)	Acquiring company name of “this bond”: LA PRIMERA CAPITAL INVESTMENTS, LLC

(2) Since “this bond” is issued by a method other than solicitation, it is not listed on the Korea Stock and Futures Exchange, and cannot be resold to 50 or more persons within one year.

(3) Details concerning bond with warrant

“This debenture” may convert 100% of the denominated amount of debentures into common stocks of “Seller” at the request of the debenture creditor in accordance with the conditions of each of the following subparagraphs.

1)	Conditions for exercise of bond with warrant

(a)	Event rate: 100% of the number of shares divided by the exercise price divided by the amount of each debenture bond (in the case of claiming with two or more debenture bonds) is used as stocks that can be exercised, and the amount equivalent to shares of less than one share as cash when issued it is paid, and no interest is paid for the relevant period of the single order price.

(b)	Exercise price: The exercise price is KRW 500 (face value in case of par value division).

The exercise price per share is retroactive from the day before the resolution of the board of directors to issue this bond. The closing price of ordinary shares established on the Korea Stock Exchange is the highest among the average closing price of one month, the average closing price of one week, the average closing price of the last day, and the three closing prices of the subscription date. However, after the contract conclusion date, if a reason for adjustment of the exercise price in accordance with item (e) below occurs, the exercise price adjusted in accordance with item (e) before the event request date is compared with the exercise price before adjustment, and the lower value is the exercise price.

(c)	If HanryuBank Co., Ltd. merges with another corporation, the exercise price is adjusted according to the formula below, and in the case of the merger with another corporation, it is subject to mutual agreement.

Exercise price after adjustment = Exercise price before adjustment X {number of previously issued stocks + (Number of merged new stocksX0.3) }/ (number of previously issued stocks+ Number of merged new stocks)

However, in the above formula, “number of previously issued stocks” is the number of shares as of the day immediately preceding the date of the occurrence of the strike price adjustment reason. After adjustment, the exercise price is revalue below the KRW 100 unit.

(d)	If the exercise price needs to be adjusted due to a decrease in capital, stock split or merger, the “Seller” and “Purchaser” negotiate to adjust the exercise price. However, it shall be designated as a par value that is not affected by the decrease in the relevant stock.

(e)	Apart from (b), (c) and (d), the exercise price is adjusted every one month from the issuance date of “this bond”. Based on the date before the event value adjustment date, After comparing the arithmetic average value of the last month’s average closing price, the average closing price of the week, and the daily closing price of the last day with the high value of the last day’s closing price and the previous event price, it will be exercised at a low price. However, the adjustment limit of the exercise price is the par value.

(f)	The type of stock to be issued following the exercise of the preemptive right shall be the registered common stock of “Seller”.

2)	ETC: In addition to the matters in each of the preceding subparagraphs, necessary matters are handled in consultation with “Seller” and “Purchaser”.

[Acquisition timing and payment of the acquisition price]

The acquisition period of “debentures” to be taken over by “Purchaser” is “a week from the date of notification”, which is the payment due date, and “Purchaser” completes the payment of the purchase amount of “debentures” to the account designated by “Seller”.

[Notification obligation when issuing stocks and bonds]

If the “Seller” decides to issue corporate bonds or stocks before completing the redemption of “debentures”, the details are immediately referred to as “Purchaser” (hereinafter, “Purchaser” unless otherwise indicated after “debentures” have been transferred. Shall refer to the “debenture creditor” who has transferred “debentures”.) is notified.

[Use of financing]

The “Seller” shall preferentially use the funds raised by the issuance of this bond for the purpose of use stipulated in Article 1 (2).

[Reporting and notification obligations of the issuer]

(1) The “Seller” shall notify the “Purchaser” without delay in the event that a “reason for loss of profit over time” occurs or a reason for loss of profit over time occurs.

(2) The “Seller” shall immediately notify the “Purchaser” of the loss of time-limited gains on monetary payment obligations other than “debentures”.

[Issuing Company’s Responsibilities]

When the “Seller” submits false or material information missing data or information in the performance of the matters related to this Agreement, or incurs damage to “B” or the head office creditor due to improper performance, the “Seller” shall compensate for this. Take responsibility.

[Guarantee of the issuer]

“Seller” guarantees “Purchaser” the following contents.

(1) The board of directors of “A” made a resolution to approve the issuance of “this bond” on April 1, 2021 in accordance with the proper procedures, and thereafter, in connection with the change of the issuance conditions, cancellation of issuance, or issuance of the “this bond”. We do not make any resolutions.

(2) Except for the information already disclosed by “Seller” to “Purchase”, no significant and unfavorable changes will occur in relation to the business condition and projections of “Seller’s” earnings, operating results, funds, finances, etc. after the 2021 fiscal year.

(3) The board of directors of “Seller” approved the conclusion and execution of this contract and the issuance of “the bonds”, and the articles of incorporation of “issuing company” and “issuing company” are one party that “Seller” concludes and executes this contract. It does not conflict with any provisions of all other contracts and agreements, and does not require approval or notification from the government or public agencies, or consent from a third party in addition to the provisions mentioned in this agreement.

(4) “Seller” compensates for damages (including litigation costs, attorney’s fees, etc.) incurred by “B” due to the facts or violations of the guarantees in this Article. However, exceptions are made for damages caused by intentional or gross negligence of the person who will receive compensation from the “Seller”.

[Loss of profit over time]

(1) In the event of any of the following reasons, “A” immediately loses the profit for the “this bond” by the deadline.

1) When the “Seller” applies for bankruptcy or commencement of rehabilitation procedures, or agrees to this, or when the “Seller” is declared bankrupt or initiates rehabilitation procedures

2) When the “Seller” has a reason for dissolution determined by the articles of incorporation, such as the expiration of the period of existence, a court order or a judgment for dissolution, or a resolution for dissolution at the general shareholders’ meeting.

3) When “Seller” is closed

4) When it is recognized that the “Seller” has reached a state of insolvency or suspension of payment, such as when the “Seller” has a transaction suspension disposition by the clearing house or when there is an application for registration of the default list of debts.

5) In the event of failure to repay a portion of the principal within the notified grace period due to failure to fulfill the obligation to repay part of the principal or the obligation to pay interest for which the deadline has reached.

6) In the case of loss of time-limited profit or collateral for the debt due to the default of the debt due to the payment at maturity, for the debt of the “Seller” whose principal amount is more than 5 times the equity capital.

7) When a seizure order is decided on all or important parts of the property of the “Seller” or when a voluntary auction is initiated

8) If the “Seller’s” property is not canceled within 60 days after the seizure or provisional disposition has been declared

9) Other cases where the “Seller” judges that the breach of obligations under “this agreement” is serious (2) In the event of loss of time-limited profit pursuant to Paragraph 1, the “Seller” shall immediately repay the full principal amount and any unpaid amount of interest accrued up to the date the time-limited profit is lost.

[Special Agreement]

(1) The “Seller” shall notify the “Purchaser” without delay in the event of the following occurrences before completing the redemption of the “Bond”.

1) When the bills and checks issued by the “Seller” are defaulted or the banking transaction is suspended

2) Change or suspension of part or all of business

3) Change of business purpose

4) When enormous damage occurs to the “Seller” such as a fire

5) When you want to split the “Seller”

6) When there is a resolution of the board of directors to issue stocks or stocks of the “issuing company” or to issue any securities that can exercise the right to request issuance

7) When an asset revaluation commencement report and a revaluation report are filed in accordance with the Asset Revaluation Act

8) When there is an internal resolution, such as a resolution of the board of directors, that borrows more than 50% of the total equity of the “Seller”

[Notification and Request]

All notices or requests for this Agreement shall be made in writing. Any such notification or request shall be deemed to have been duly made upon receipt by the party by personal delivery, mail or fax to the address of the party notified in advance or to an address otherwise designated by either party. All notices, requests and other communications are deemed to have been reached on the same day if received by the recipient during normal business hours at the place of collection. In other cases, any notice, request or other contact shall be deemed to have reached the next business day of the place of receipt.

[Competent court]

Litigation regarding this Agreement shall be under the jurisdiction of the court having jurisdiction over the location of the head office of the “Seller”.

[Principle of interpretation of contract]

In the event of an objection between the parties regarding matters not stipulated in this contract or the interpretation of this contract, it shall be governed by the Capital Market and Financial Investment Business Act, related regulations, and commercial practices.

As proof of the conclusion of the above contract, two copies of this contract will be prepared, stamped in the name of “Seller” and “Purchaser”, and one copy of each “Seller” and “Purchaser” will be kept..

May 18, 2021

Signed

	/s/ Munjoong Kang	/s/ Eugene Kim
	Authorized Signature	Authorized Signature

	Munjoong Kang / CEO	Eugene Kim / President

	Print Name and Title	Print Name and Title

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